Exhibit 99.1

ACTIVISION APPOINTS RICHARD SARNOFF TO COMPANY'S BOARD OF DIRECTORS

SANTA MONICA, Calif., Aug 01, 2005 -- Activision, Inc. (Nasdaq: ATVI) today announced the appointment of Richard Sarnoff to its Board of Directors. Mr. Sarnoff will join the Activision Board as an independent director, effective immediately.

"We welcome Richard to the Activision Board," said Robert Kotick, Chairman and CEO, Activision, Inc. "His substantial experience in the mobile and wireless arena coupled with his strong corporate development background and distinguished career will be an asset to our Board and management team as we continue to pursue our strategic objectives."

Sarnoff has served as President of Random House New Media and Corporate Development Group since 2000 where he is responsible for the company's digital strategy and execution including e-books, print-on-demand, mobile and wireless content, as well as overseeing mergers, acquisitions, joint ventures and start up activities on a global basis. Concurrently, Sarnoff oversees Random House's investments focusing on the intersection of publishing and technology as President of Random House Ventures, LLC, a position he has held since 2000.

Sarnoff previously served as Executive Vice President and Chief Financial Officer for Random House after its merger in 1998 with Bantam Doubleday Dell. He joined Bantam Doubleday Dell, in 1987, where he held various management positions.

Sarnoff holds a Bachelor of Arts degree from Princeton University, where he graduated summa cum laude. His graduate studies were completed at Harvard Business School, where he earned his Masters in Business Administration in June of 1987.

Headquartered in Santa Monica, California, Activision, Inc. is a leading worldwide developer, publisher and distributor of interactive entertainment and leisure products. Founded in 1979, Activision posted net revenues of $1.4 billion for the fiscal year ended March 31, 2005.

Activision maintains operations in the U.S., Canada, the United Kingdom, France, Germany, Italy, Japan, Australia, Scandinavia, Spain and the Netherlands. More information about Activision and its products can be found on the company's World Wide Web site, which is located at www.activision.com.

The statements made in this press release that are not historical facts are "forward-looking statements". These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties. The Company cautions readers of this press release that a number of important factors could cause Activision's actual future results to differ materially from those expressed in any such forward-looking statements. Such factors include, without limitation, product delays, retail acceptance of our products, industry competition, rapid changes in technology and industry standards, protection of proprietary rights, maintenance of relationships with key personnel, vendors and third-party developers, international economic and political conditions, integration of recently acquired subsidiaries and identification of suitable future acquisition opportunities. These important factors and other factors that potentially could affect the Company's financial results are described in our filings with the Securities and Exchange Commission, including the Company's most recent Annual report on Form 10-K and Quarterly Report on Form 10-Q. Readers of this press release are referred to such filings. The Company may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in the Company's assumptions or otherwise. The Company undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.